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                                                                    EXHIBIT 4.01

                          REGISTRATION RIGHTS AGREEMENT


        This Registration Rights Agreement (this "AGREEMENT") is made and entered into as of November 28, 1997 (the "EFFECTIVE DATE"), by and between HNC SOFTWARE INC., a Delaware corporation ("HNC"), and the persons and entities listed on Exhibit A hereto (collectively, the "STOCKHOLDERS" and each individually, a "STOCKHOLDER") who immediately prior to the Effective Time of the Merger (as defined below) are all of the stockholders of CompReview, Inc., a California corporation (the "COMPANY").


                                 R E C I T A L S

        A. The Company, HNC, FW1 Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of HNC ("SUB") and the Stockholders have entered into an Agreement and Plan of Reorganization dated as of July 14, 1997 (the "PLAN"). Pursuant to the Plan, Sub is to be merged with and into the Company in a statutory merger (the "MERGER"), with the Company to be the surviving corporation of the Merger and thus to become a wholly-owned subsidiary of HNC. The date on which the Merger becomes effective shall be the Effective Date of this Agreement.

        B. As a condition precedent to the consummation of the Merger, the Plan provides that the Stockholders shall be granted certain Form S-3 registration rights with respect to the shares of HNC Common Stock that are issued to them upon the conversion of their shares of Company Common Stock in the Merger pursuant to Section 2.1.2 of the Plan, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.      REGISTRATION RIGHTS

        1.1    CERTAIN DEFINITIONS.  For purposes of this Agreement:

               (a) 1933 Act. The term "1933 ACT" means the U.S. Securities Act of 1933, as amended, or any successor law.

               (b) 1934 Act. The term "1934 ACT" means the U.S. Securities Exchange Act of 1934, as amended, or any successor law.

               (c) Registration. The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to the registration effected by preparing and filing a Form S-3 registration statement in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement.

               (d) Registrable Securities. The term "REGISTRABLE SECURITIES" means: (i) the shares of HNC Common Stock that are issued to the Stockholders in the Merger pursuant to



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Section 2.1.2 of the Plan upon the conversion of the outstanding shares of
Company Common Stock that are owned and held by the Stockholders immediately prior to the Effective Time; and (ii) any shares of HNC Common Stock that may be issued as a dividend or other distribution (including shares of HNC Common Stock issued in a subdivision and split of HNC's outstanding Common Stock) with respect to, or in exchange for or in replacement of, shares of HNC Common Stock described in clause (i) of this Section 1.1(d) or in this clause (ii); excluding in all cases, however, any such shares that are: (w) registered under the 1933 Act other than pursuant to a Form S-3 registration statement filed pursuant to this Agreement; (x) sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with the terms of this Agreement; (y) sold pursuant to a registration statement filed pursuant to this Agreement; or
(z) sold pursuant to Rule 144 promulgated under the 1933 Act or otherwise sold to the public. Only shares of HNC Common Stock shall be Registrable Securities. Except as provided in clause (ii) of the first sentence of this Section 1.1(d), without limitation, the term "Registrable Securities" does not include: (i) any shares of HNC Common Stock that were not issued in the Merger; or (ii) any shares of HNC Common Stock that are issued or issuable upon the exercise of any HNC Options that are issued pursuant to Section 2.2 of the Plan upon the conversion of outstanding Company Options in the Merger.

               (e) Holder. The term "HOLDER" means the original holder of any Registrable Securities or any assignee of record of any Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with the provisions of this Agreement.

               (f) SEC. The term "SEC" or "COMMISSION" means the U.S. Securities and Exchange Commission.

               (g) Form S-3. The term "FORM S-3" means a Form S-3 registration statement under the 1933 Act, as such is in effect on the Effective Date, or any successor registration statement form under the 1933 Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by HNC with the SEC.

               (h) Rule 415. The term "RULE 415" means Rule 415 under the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

               (i) Terms from Plan. Capitalized terms used in this Agreement but not defined in this Section 1 or elsewhere in this Agreement shall have the same meanings given to such terms in the Plan.

        1.2.   FORM S-3 SHELF REGISTRATION.

               (a) Filing and Registration Period. As promptly as reasonably practicable following the Effective Time of the Merger (but not earlier than five (5) days after the Effective Time of the Merger), and consistent with the requirements of applicable law, HNC shall prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the then outstanding Registrable Securities


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(the "SHELF REGISTRATION"). HNC shall use its best efforts to have such Shelf
Registration declared effective as soon as practicable after the Effective Time of the Merger and to keep the Shelf Registration continuously effective under the 1933 Act for a continuous period of time (such period of time being hereinafter called the "REGISTRATION PERIOD") commencing on the date the Shelf Registration is declared effective under the 1933 Act by the SEC (the "DATE OF EFFECTIVENESS") and ending on the first (1st) anniversary of the Effective Time of the Merger. HNC shall have no duty or obligation to keep the Shelf Registration (or any Subsequent Registration, as defined below) effective after the expiration of the Registration Period.

               (b) Subsequent Registration. If the Shelf Registration or a Subsequent Registration (as defined below) ceases to be effective for any reason at any time during the Registration Period, then HNC shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall, within 45 days of such cessation of effectiveness, file an amendment to the Shelf Registration seeking to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" registration statement pursuant to Rule 415 covering all of the then outstanding Registrable Securities (a "SUBSEQUENT REGISTRATION"). If a Subsequent Registration is filed, HNC shall use its best efforts to cause the Subsequent Registration to be declared effective as soon as practicable after such filing and to keep such registration statement continuously effective until the end of the Registration Period.

               (c)  Supplements and Amendments. Subject to the provisions of
Section 1.2(h), HNC shall supplement and amend the Shelf Registration if, as and when required by the 1933 Act, the rules and regulations promulgated thereunder or the rules, regulations or instructions applicable to the registration form used by HNC for such Shelf Registration.

               (d)  Timing and Manner of Sales. Except as otherwise provided in
Section 1.2(j), any sale of Registrable Securities pursuant to a registration hereunder may be made only during a "Permitted Window" (as defined in Section 1.2(h) below). In addition, any sale of Registrable Securities pursuant to a registration hereunder may only be made in accordance with the method or methods of distribution of such Registrable Securities as described in the registration statement for the Shelf Registration (or Subsequent Registration, as applicable), which methods of distribution will be specified by the Holders in their Notice of Resale (as defined below). A Holder may also sell Registrable Securities in a bona fide private offering if the selling Holder provides HNC with a written opinion of counsel, satisfactory to counsel to HNC, that such offer and sale is an exempt transaction under the 1933 Act and applicable state securities laws.

               (e) Pooling Restrictions. Notwithstanding anything herein to the contrary, no Stockholder (or such Stockholder's assigns) will sell any Registrable Securities (whether pursuant to a registration or otherwise), and no Permitted Window will commence, until after HNC has publicly released a report including financial statements of HNC that include at least thirty (30) days of post-Merger combined operating results of HNC and the Company.

               (f) Trading Limits; No Underwritings. Except as otherwise provided in Section 1.2(j), during any calendar quarter during the Registration Period, the Stockholders,


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collectively, may not sell an amount of Registrable Securities that, in the aggregate, exceeds five percent (5%) of the outstanding shares of HNC Common Stock (as indicated in HNC's then most recent published report) without HNC's prior written consent. No sale of Registrable Securities under any registration statement pursuant to this Agreement may be effected pursuant to any underwritten offering without HNC's prior written consent, which may be withheld in its sole and absolute discretion.

               (g) Notice of Resale. Before a Holder may make any sale, transfer or other disposition of any Registrable Securities during the Registration Period, such Holder must first give written notice to HNC (a "NOTICE OF RESALE") of such Holder's present intention to sell, transfer or otherwise dispose of some or all of such Holder's Registrable Securities, and the number of Registrable Securities such Holder proposes to sell, transfer or otherwise dispose of. In addition, a Notice of Resale shall contain the information required to be included therein under Section 1.2(d) and Section 1.2(h).

               (h)  Permitted Window; Sale Procedures.

                    (i) A "PERMITTED WINDOW" is a period of twenty (20) consecutive calendar days commencing upon HNC's written notification to the Stockholders in response to a Notice of Resale that the prospectus contained in the Form S-3 registration statement filed pursuant to this Agreement is available to be used for resales of Registrable Securities pursuant to the Shelf Registration (or a Subsequent Registration, as applicable).

                    (ii) Before a Holder can make a sale of any Registrable Securities (including without limitation a sale pursuant to Section 1.2(j) of any Registrable Securities that are Initial Shares (as defined in Section 1.2(j)), and in order to cause a Permitted Window to commence, a Holder or Holders of Registrable Securities must first give HNC a Notice of Resale indicating such Holder's or Holders' intention to sell Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, as applicable).

                    (iii) Upon receipt of such Notice of Resale (unless, with respect to a sale of Registrable Securities that are not "Initial Shares" as defined in Section 1.2(j), a certificate of the President or the Chief Financial Officer of HNC is delivered as provided in Section 1.3(b) below), HNC will give written notice to the Holder or Holders who gave such Notice of Resale as soon as practicable, but in no event more than seven (7) business days after HNC's receipt of such Notice of Resale that either: (A) the prospectus contained in the registration statement for the Shelf Registration (or Subsequent Registration, if applicable) is current (it being acknowledged that it may be necessary for HNC during this period to supplement the prospectus or make an appropriate filing under the 1934 Act so as to cause the prospectus to become current) and that (as applicable) (1) the Permitted Window will commence on the date of such notice by HNC or (2) to the extent that the Notice of Resale covers a sale of Initial Shares (as defined in Section 1.2(j)) by Stockholders pursuant to Section 1.2(j), that such sale of Initial Shares may commence; or (B) that HNC is required under the 1933 Act and the regulations thereunder to amend the registration statement in order to cause the prospectus to be current. In the event that HNC determines that an amendment to the registration statement is necessary as provided above, it will file and cause such amendment to become effective as soon as


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practicable; whereupon it will notify the Stockholders that (as applicable) (1)
the Permitted Window will then commence, or (2) to the extent that the Notice of Resale covers a sale of Initial Shares (as defined in Section 1.2(j)) by Stockholders pursuant to Section 1.2(j), that such sale of Initial Shares may commence.

                    (iv) There will be no more than three (3) Permitted Windows during the Registration Period and there will be at least a 60-day interval between any two Permitted Windows. HNC shall not be obligated to keep the registration statement for the Shelf Registration (or any Subsequent Registration) current during any period other than a Permitted Window or a period during which sales of Initial Shares (as defined in Section 1.2(j)) are permitted under this Agreement. The provisions of this Section 1.2(h) are subject and subordinate to the provisions of Section 1.2(i). If, pursuant to
Section 1.3(b), HNC defers a Permitted Window, and the Holders withdraw their Notice of Resale, then such withdrawal shall not count as a Permitted Window. The Holders may elect to withdraw a request for registration pursuant to a Notice of Resale; provided however, that if HNC has commenced preparation of any supplement or amendment to the registration statement or any part thereof in response to such Notice of Resale prior to receiving written notice from the Holders' of the withdrawal of their request for registration, then the Holders will promptly reimburse HNC for its actual costs and expenses incurred in preparing and/or filing such supplement and/or amendment.

               (i) Trading Window Compliance. The Stockholders acknowledge that HNC maintains an Insider Trading Compliance Program and an Insider Trading Policy, as such may be amended (the "HNC TRADING POLICY") and that the HNC Trading Policy requires that those directors, officers, employees and other persons whom HNC determines to be "Access Personnel" or otherwise subject to the "trading window" and pre-clearance requirements of the HNC Trading Policy (and members of their immediate families and households) are permitted to effect trades in HNC securities: (i) only during those specified time periods ("TRADING WINDOWS") in which such persons are permitted to make sales, purchases or other trades in HNC's securities under the "trading window" provisions of the HNC Trading Policy; and (ii) only after pre-clearance of such sales, purchases or other trades with HNC's Insider Trading Compliance Officer. If a Holder is or becomes subject to the "trading window" and/or "pre-clearance" provisions of the HNC Trading Policy described above, then, notwithstanding anything herein to the contrary (including without limitation the provisions of Section 1.2(h) and Section 1.2(j)), such Holder may sell, transfer and dispose of Registrable Securities only during those trading windows during which such HNC Access Personnel are permitted to effect trades in HNC stock under the HNC Trading Policy and only after pre-clearing such trades with HNC's Insider Trading Compliance Officer as provided in the HNC Trading Policy. When and if applicable, HNC shall notify Holders in writing of the commencement or expiration of each trading window within at least one (1) trading day prior to the commencement or expiration of such trading window, as applicable.

               (j)  Special Provisions. Notwithstanding the provisions of
Section 1.2(d) and Section 1.3(b) hereof (but subject to the provisions of Section 1.2(i) above regarding trading windows and pre-clearances of trades):

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                    (i) the Stockholders shall not be required to comply with
(A) the provisions of the first sentence of Section 1.2(d) requiring that any sale of Registrable Securities pursuant to a registration hereunder be made only during a "Permitted Window" or (B) the provisions of the first sentence of
Section 1.2(f) regarding limits on the amount of Registrable Securities that may be sold in a calendar quarter; and

                    (ii) the Company shall not be entitled to exercise its rights under Section 1.3(b) to defer or postpone a Stockholder's proposed sale of Registrable Securities;

until one or both of the Stockholders has (and/or have together) sold an aggregate combined total of One Million Two Hundred Fifty Thousand (1,250,000) shares of HNC Common Stock (as presently constituted) that are Registrable Securities (such first 1,250,000 shares of HNC Common Stock, as presently constituted, being hereinafter referred to as the "INITIAL Shares"). In the event that one or both of the Stockholders proposes to effect a sale or other disposition of Registrable Securities that involves the sale or disposition of both Initial Shares and Registrable Securities that are not Initial Shares, then the provisions of the immediately preceding sentence shall only apply to those Registrable Securities that are Initial Shares.

        1.3 LIMITATIONS. Notwithstanding the provisions of Section 1.2 above, HNC shall not be obligated to effect any such registration, qualification or compliance of Registrable Securities pursuant to this Agreement, or the Holders shall not be entitled to sell Registrable Securities pursuant to the registration statement, as applicable:

            (a) if Form S-3 is not then available for such offering by the Holders;

            (b) if HNC shall furnish to the Holders a certificate signed by the President or Chief Financial Officer of HNC stating that, in the good faith judgment of the Board of Directors of HNC, it would be seriously detrimental to HNC and its stockholders for such Permitted Window to be in effect at such time, due, for example, to the existence of a material development or potential material development involving HNC which HNC would be obligated to disclose in the prospectus contained in the Shelf Registration, which disclosure would, in the good faith judgment of the Board of Directors of HNC, be premature or otherwise inadvisable at such time or would have a material adverse affect upon HNC and its stockholders, in which event HNC will have the right to defer a Permitted Window for a period of not more than thirty (30) days after receipt of a Notice of Resale from the Holder or Holders pursuant to this Section 1.2; provided, however, that HNC may so postpone a Permitted Window no more than once per calendar year during the Registration Period; and provided further, that if HNC so postpones a Permitted Window, then notwithstanding the last sentence of
Section 1.2(a), the Registration Period of the Shelf Registration shall be extended by a period of time equal to the period of postponement (subject to the provisions of Sections 1.4 and 1.10 below). If HNC defers a Permitted Window as provided herein and the Holders withdraw their Notice of Resale, then such withdrawal shall not count as a Permitted Window.

            (c) if HNC is acquired and its Common Stock ceases to be publicly traded and in such acquisition of HNC the Holders receive, in exchange for the Registrable Securities then held by them, cash and/or securities that are registered under the 1933 Act or that may be traded


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without restriction on transfer imposed by the 1933 Act, other than the restrictions on transfer under paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the 1933 Act, as such Rule is in effect on the date of this Agreement;

            (d) in any particular jurisdiction in which HNC would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless HNC is already subject to service of process in such jurisdiction; or

            (e) if the SEC refuses to declare such registration effective due to the participation of any particular Holder in such registration (unless such Holder withdraws all such Holder's Registrable Securities from such registration statement).

        1.4 SHARES OTHERWISE ELIGIBLE FOR RESALE. HNC shall not be obligated to effect or continue to keep effective any such registration, registration statement, qualification or compliance of Registrable Securities held by any particular Holder:

            (a) if HNC or its legal counsel shall have received a "no-action" letter or similar written confirmation from the SEC that all the Registrable Securities then held by such Holder may be resold by such Holder within a three
(3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act (or successor provisions), or otherwise;

            (b) if legal counsel to HNC shall deliver a written opinion to HNC, its transfer agent and the Holders, in form and substance reasonably acceptable to HNC, to the effect that all the Registrable Securities then held by such Holder may be resold by such Holder within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act, or otherwise; or

            (c) after expiration or termination of the Registration Period.

        1.5 EXPENSES. HNC shall pay all expenses incurred in connection with the Shelf Registration and any Subsequent Registration (excluding brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers', legal and accounting fees.

        1.6 OBLIGATIONS OF HNC. Subject to Sections 1.2, 1.3 and 1.4 above, when required to effect the registration of any Registrable Securities under the terms of this Agreement, HNC will, as expeditiously as reasonably possible:

            (a) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them;

            (b) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will


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be reasonably requested by the Holders, provided that HNC will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction unless HNC is already so qualified or subject to service of process, respectively, in such jurisdiction; and

            (c) promptly notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event known to the Company's Chief Executive Officer as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

        1.7 FURNISH INFORMATION. It shall be a condition precedent to the obligations of HNC to take any action pursuant to this Agreement that the selling Holders will furnish to HNC such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities.

        1.8 DELAY OF REGISTRATION. No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

        1.9 INDEMNIFICATION.

            (a) By HNC. To the extent permitted by law, HNC will indemnify, defend and hold harmless each Holder against any losses, claims, damages, or liabilities (joint or several) to which such Holder may become subject under the 1933 Act, the 1934 Act or other U.S. federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"):

                (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed by HNC pursuant to this Agreement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                (ii) the omission or alleged omission to state in such registration statement, preliminary prospectus or final prospectus or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                (iii) any violation or alleged violation by HNC of the 1933 Act, the 1934 Act, any U.S. federal or state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any U.S. federal or state securities law in connection with the offering covered by such registration statement;

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provided however, that the indemnity agreement contained in this subsection
1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of HNC (which consent shall not be unreasonably withheld), nor shall HNC be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder.

               (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless HNC, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls HNC within the meaning of the 1933 Act, any underwriter and any other Holder selling securities under such registration statement, against any losses, claims, damages or liabilities (joint or several) to which HNC or any such director, officer, controlling person, underwriter or other such Holder may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse HNC or any such director, officer, controlling person, underwriter or other Holder for any legal or other expenses reasonably incurred by HNC or any such director, officer, controlling person, underwriter or other Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this subsection 1.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

               (c) Notice. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and, if the indemnifying party is HNC, HNC shall have the right and obligation to control the defense of such action; provided, however, that: (i) HNC shall also have the right, at its option, to assume and control the defense of any action with respect to which HNC or any person entitled to be indemnified by the Selling Holders under
Section 1.9(b) is entitled to indemnification from the Selling Holders; (ii) the indemnified party or parties shall have the right to participate at its own expense in, and, to the extent agreed in writing with the indemnifying party and any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; and (iii) an indemnified party shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such


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counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of HNC and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended or supplemented prospectus on file with the SEC and effective at the time the sale of Registrable Securities under such registration statement occurs (the "AMENDED PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Amended Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage, at or prior to the time such action is required by the 1933 Act.

                (e) Contribution. In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either
(i) any Holder exercising rights under this Agreement makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such selling Holder in circumstances for which indemnification is provided under this Section 1.9; then, and in each such case, HNC and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold by such Holder under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and HNC and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (f) Survival. The obligations of HNC and Holders under this
Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement pursuant to this Agreement, and otherwise.

        1.10 DURATION AND TERMINATION OF HNC'S OBLIGATIONS. HNC will have no obligations pursuant to Section 1.2 of this Agreement with respect to any Notice of Resale or other request or requests for registration (or inclusion in a registration) made by any Holder or to maintain or continue to keep effective any registration or registration statement pursuant hereto:

(a) after the expiration or termination of the Registration Period; (b) if HNC has already effected three (3) Permitted Windows pursuant to this Agreement; (c) if, in the opinion of counsel to HNC, all such Registrable Securities proposed to be sold by such Holder may be sold in a three (3) month period without registration under the 1933 Act pursuant to Rule 144 promulgated under the 1933 Act or otherwise; or (d) if all Registrable Securities have been registered and sold pursuant to registrations effected pursuant to this Agreement and/or have been transferred in transactions in which registration rights hereunder have not been assigned in accordance with this Agreement.

        1.11 ACKNOWLEDGMENT OF OTHER AGREEMENTS. The Holders acknowledge that they have been informed by HNC that other stockholders of HNC currently hold certain S-3 and other registration rights that may enable such other stockholders to sell shares of HNC during one or more Permitted Windows or at other times (thus potentially adversely affecting the receptivity of the market to the sale of the Registrable Securities pursuant to the Shelf Registration) and that certain stockholders hold "piggyback registration rights" that may allow them to participate in a registration effected pursuant to this Agreement. In the event that, after the date of this Agreement and prior to expiration of the Registration Period, HNC enters into an agreement pursuant to which HNC grants registration rights to a third party or parties that may be exercised during the Registration Period, then, within thirty (30) days after it enters into such agreement, HNC will notify the Company Stockholders of the grant of such registration rights and their general terms.

2.      ASSIGNMENT

        Notwithstanding anything herein to the contrary, the rights of a Holder under this Agreement may be assigned only with HNC's express prior written consent, which may be withheld in HNC's sole discretion; provided, however, that the rights of a Holder under this Agreement may be assigned without HNC's express prior written consent: (a) to a Permitted Assignee (as defined below); or (b) (if applicable) by will or by the laws of intestacy, descent or distribution, provided that the assignee agrees in writing to be bound by all the obligations of the Holders under this Agreement. Any attempt to assign any rights of a Holder under this Agreement without HNC's express prior written consent in a situation in which such consent is required by this Section shall be null and void and without effect. Subject to the foregoing restrictions, all rights, covenants and agreements in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto. Each of the following parties are "PERMITTED ASSIGNEES" for purposes of this Section: (a) a trust whose beneficiaries consist solely of a Holder and such Holder's immediate family; and
(b) the personal representative, custodian or conservator of a Holder, in the case of the death, bankruptcy or adjudication of incompetency of that Holder.

3.      GENERAL PROVISIONS

        3.1 NOTICES. Unless otherwise provided, all notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith must be in writing and shall be deemed delivered (i) when personally served or when delivered by telex or facsimile (to the telex or facsimile number of the person to whom the notice is given), (ii) the first business day following the date of deposit with an overnight courier service or (iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified, postage prepaid, addressed as follows: (a) if to HNC, at 5930 Cornerstone Court West, San Diego, CA 92121,
Attention: President, Telecopier: (619) 452-3220; and (b) if to a Stockholder, at such Stockholder's respective address as set forth on Exhibit A hereto. Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder.

        3.2    ENTIRE AGREEMENT. This Agreement and the provisions of Section
2.2.2 of the Plan constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

        3.3 AMENDMENT OF RIGHTS. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of HNC and Holders of a majority of all Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this
Section 3.3 shall be binding upon each Holder, each permitted successor or assignee of such Holder and HNC.

        3.4 GOVERNING LAW. This Agreement will be governed by and construed exclusively in accordance with the internal laws of the State of California, United States of America, as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

        3.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) will be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and will be enforceable in accordance with its terms.

        3.6 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

        3.7 CAPTIONS. The headings and captions to sections of this Agreement have been inserted for identification and reference purposes only and will not be used to construe or interpret this Agreement.

        3.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        3.9 EFFECTIVENESS OF AGREEMENT. Regardless of when signed, this Agreement will not become effective or binding unless and until the Effective Time of the Merger.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.


HNC SOFTWARE INC.                         THE STOCKHOLDERS


By: /s/ Raymond V. Thomas                 /s/ Robert L. Kaaren
   ----------------------------           ---------------------------
                                          Robert L. Kaaren, M.D.
Title: Chief Financial Officer
      -------------------------
                                          /s/ Mishel E. Munayyer
                                          ---------------------------
                                          Mishel E. Munayyer
                                          a.k.a. Michael E. Munayyer,
                                          Trustee of the Michael Munayyer Trust
                                          dated August 11, 1995








                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                    EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                  NUMBER OF SHARES OF HNC
NAME AND ADDRESS                                  COMMON STOCK HELD
----------------                                  -----------------
Robert L. Kaaren, M.D.                                    2,442,780
c/o CompReview, Inc.
3200 Park Center Drive, Suite 500
Costa Mesa, CA  92626


Mishel E. Munayyer a.k.a. Michael E. Munayyer,            2,442,780
Trustee of the Michael Munayyer Trust dated
August 11, 1995
Post Office Box 200-179
Mission Viejo, CA 92692